                                                                  Exhibit (g)(3)

                     AMENDMENT NO. 2 TO CUSTODIAN AGREEMENT

     AMENDMENT NO. 2, dated as of July 1, 2001 to the April 1, 1998 custodian agreement, as amended by Amendment No. 1, dated August 19, 1999 ("Agreement"), between UAM Funds, Inc. II ("Fund"), a Maryland corporation, and First Union National Bank ("First Union") (formerly CoreStates Bank N.A.), a National Bank.

     It is hereby agreed as follows:

     Section 1. Except as modified hereby, the Agreement shall remain in full force and effect and is confirmed in all respects. Capitalized terns used herein without definition shall have the meanings ascribed to them in the Agreement.

     Section 2. The Agreement shall be amended as follows:

     I.    Add the following language to the end of Section 1 of the Agreement:

     (i)   The term Subcustodian as used herein shall mean the following:

     (a) a "U.S. Bank," which shall mean a U.S. bank as defined in rule 17f-5(a)(7); and

     (b) an "Eligible Foreign Custodian," which, as defined in rule 17f-5(a)(1) and (5), shall mean (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country's government or an agency thereof, and (ii) a majority-owned direct or indirect subsidiary of a U.S. Bank or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States. In addition, an Eligible Foreign Custodian shall also mean any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC.

     (ii) The term "securities depository" as used herein shall mean the following when referring to a securities depository located:

     (a) outside the U.S., an "Eligible Securities Depository" which, in turn, shall have the same meaning as in rule 17f-7(b)(1)(i)-(vi) as the same may be amended from time to time, or that has otherwise been made exempt by an SEC exemptive order, rule or other appropriate SEC action, except that prior to the compliance date with rule 17f-7 for a particular securities depository the term "securities depository" shall be as defined in
     (a)(1)(ii)-(iii) of the 1997 amendments to rule 17f-5.

     (b)   in the U.S., a "securities depository" as defined in SEC rule
     17f-4(a).

     (iii) For purposes of clarity, it is understood and agreed that the term Subcustodian shall not include any securities depository. For purposes of the provisions of the Agreement imposing liability on First Union, the term Subcustodian shall not include any Eligible Foreign Custodian as to which First Union has not acted as Foreign Custody Manager.

     II.   Replace the existing Section 18 of the Agreement with this new
     Section 18 to the Agreement as follows:

     18. Compliance with Securities and Exchange Commission rule 17f-5 ("rule 17f-5").

     (a) Fund's board of directors (or equivalent body) (hereinafter "Board") hereby delegates to First Union, and First Union hereby accepts the delegation to it of, the obligation to perform as Fund's "Foreign Custody Manager" (as that term is defined in rule 17f-5(a)(3)), including for the purposes of: (i) selecting Eligible Foreign Custodians (as that term is defined in rule 17f-5(a)(1), as the same may be amended from time to time, or that have otherwise been exempted by SEC exemptive order, rule or other appropriate SEC action) to hold Fund's Foreign Assets, and (ii) evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in rule 17f-5(c)(2)), and (iii) monitoring such foreign custody arrangements (as set forth in rule 17f-5(c)(3)).

     (b)   In connection with the foregoing, First Union shall:

     (i) provide written reports notifying Fund's Board of the placement of Foreign Assets with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to Fund's Board at such times as the Board deems reasonable and appropriate based on the circumstances of Fund's foreign custody arrangements but until further notice from Fund requesting a different schedule, such reports shall be provided not less than quarterly in summary form, with a more detailed report annually.

     (ii) exercise such reasonable care, prudence and diligence in performing as Fund's Foreign Custody Manager as a person having responsibility for the safekeeping of Foreign Assets would exercise;

     (iii) in selecting an Eligible Foreign Custodian, first have determined that Foreign Assets placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such Assets, including, without limitation, those factors set forth in rule 17f-5(c)(1)(i)-(iv);

     (iv) determine that the written contract with the Eligible Foreign Custodian requires that the Eligible Foreign Custodian will provide reasonable care for Foreign Assets based on the standards applicable to custodians in the relevant market as provided in rule 17f-5(c)(2); and

     (v) have established a system to monitor the continued appropriateness of maintaining Foreign Assets with particular Eligible Foreign Custodians and performance of the governing contractual arrangements; it being understood, however, that in the event that First Union shall have determined that the existing Eligible Foreign Custodian in a given country would no longer afford Foreign Assets reasonable care and that no other Eligible Foreign Custodian in that country would afford reasonable care, First Union shall promptly so advise Fund and shall then act in accordance with the Instructions of Fund with respect to the disposition of the affected Foreign Assets.

Subject to (b)(i)-(v) above, First Union is hereby authorized to place and maintain Foreign Assets on behalf of Fund with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by First Union.

     (c) First Union represents to Fund that it is a U.S. Bank as defined in rule 17f-5(a)(7). Fund represents to First Union that: (1) the Assets being placed and maintained in First Union's custody are subject to the Investment Company Act of 1940, as amended (the "1940 Act") as the same may be amended from time to time; (2) its Board (or other governing body) has determined that it is reasonable to rely on First Union to perform as Fund's Foreign Custody Manager; and (3) its Board (or other governing body) or its investment adviser shall have determined that Fund may maintain Foreign Assets in each country in which Fund's Foreign Assets shall be held hereunder and determined to accept the risks arising therefrom (including, but not limited to, a country's financial infrastructure, prevailing custody and settlement practices, laws applicable to the safekeeping and recovery of Foreign Assets held in custody, and the likelihood of nationalization, currency controls and the like) (collectively ("Country Risk")). Nothing contained herein shall require First Union to make any selection on behalf of Fund that would entail consideration of Country Risk and, except as may be provided in (d) below, to engage in any monitoring of Country Risk.

     (d) First Union shall provide to Fund such information relating to Country Risk as is specified in Appendix 1-A hereto. Fund hereby acknowledges that: (i) such information is solely designed to inform Fund of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) First Union has gathered the information from sources it considers reliable, but that First Union shall have no responsibility for inaccuracies or incomplete information.

III.  Add a new Section 19 to the Agreement as follows:

19.   Compliance with Securities and Exchange Commission rule 17f-7 ("rule
17f-7").

     (a) First Union shall, for consideration by Fund, provide an analysis in accordance with rule 17f-7(a)(1)(i)(A) of the custody risks associated with maintaining Fund's Foreign Assets with each Eligible Securities Depository used by First Union as of the date hereof (or, in the case of an Eligible Securities Depository not used by First Union as of the date hereof, prior to the initial placement of Fund's Foreign Assets at such Depository) and at which any Foreign Assets of Fund are held or are expected to be held. The foregoing analysis will be provided to Fund not less than quarterly with a more detailed report annually or more frequently if the Fund's Board shall so request. In connection with the foregoing, Fund shall notify First Union of any Eligible Securities Depositories at which it does not choose to have its Foreign Assets held. First Union shall monitor the custody risks associated with maintaining Fund's Foreign Assets at each such Eligible Securities Depository on a continuing basis and shall promptly notify Fund or its adviser of any material changes in such risks.

     (b) First Union shall exercise reasonable care, prudence and diligence in performing the requirements set forth in Section 19(a) above.

     (c) Based on the information available to it in the exercise of diligence, First Union shall determine the eligibility under rule 17f-7 of each depository before including it on Appendix 1-B hereto and shall promptly advise Fund if any Eligible Securities Depository ceases to be eligible. (Eligible Securities Depositories used by First Union as of the date hereof are set forth in Appendix 1-B hereto, and as the same may be amended on notice to Fund from time to time.)

                          ****************************


     IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date first above written.


UAM Funds, Inc. II                               FIRST UNION NATIONAL BANK



By: /s/ Sherry Kajdan Vetterlein                 By: /s/ Paul T. Cahill
    ----------------------------                     ------------------
Name:  Sherry Kajdan Vetterlein                  Name:
Title: Vice President and Asst. Secretary        Title:

                                  Appendix 1-A

                       Information Regarding Country Risk
                       ----------------------------------


     1. To aid Fund in its determinations regarding Country Risk, First Union shall furnish annually and upon the initial placing of Foreign Assets into a country the following information (check items applicable):

      A.    Opinions of local counsel concerning:

  X   i.    Whether applicable foreign law would restrict the access afforded
 ---        Fund's independent public accountants to books and records kept by an Eligible Foreign Custodian located in that country.

  X   ii.   Whether applicable foreign law would restrict the Fund's ability to
 ---        recover its assets in the event of the bankruptcy of an Eligible
            Foreign Custodian located in that country.

  X   iii.  Whether applicable foreign law would restrict the Fund's ability to
 ---        recover assets that are lost while under the control of an Eligible
            Foreign Custodian located in the country.

      B.    Written information concerning:

  X
 ---
      i. The likelihood of expropriation, nationalization, freezes, or confiscation of Fund's assets.

  X   ii.   Whether difficulties in converting Fund's cash and cash equivalents
 ---        to U.S. dollars are reasonably foreseeable.

      C.    A market report with respect to the following topics:

      (i) securities regulatory environment, (ii) foreign ownership restrictions, (iii) foreign exchange, (iv) securities settlement and registration, (v) taxation, (vi) market settlement risk, (vii) Eligible Securities Depositories (including Depository evaluation), if any.

                                  Appendix 1-B

                        ELIGIBLE SECURITIES DEPOSITORIES